EXHIBIT 99.1

BlastGard International Receives $700,000 Order

For Blast Mitigated Receptacles

July 17, 2008 -- Tampa, FL -- BlastGard International, Inc. (OTCBB: BLGA), the creator of blast mitigation products and services, today announced receipt of a formal purchase agreement for 156 BlastGard MTR blast mitigated receptacles valued at $700,000++ for a major United States airport. BlastGard’s blast mitigating receptacles will be installed throughout the facility.

This very important transaction has opened the door to the Airport Security market for our Blast Mitigating Receptacles and is the culmination of over one year of marketing efforts. We believe that this is only the first of many orders from airports throughout the USA. Jim Gordon, Chairman of BlastGard commented “Receptacles, which are a necessity for waste management, pose a serious threat to public safety considering how easily they can conceal an explosive device. The installation of these blast mitigating receptacles is another step toward USA airport's emphasis on safety, reliability, enhanced cleanliness and improved customer service.

BlastGard New Product Update

BlastGard is pleased to announce that the final testing of our new BlastGard® MBR Gard Cart (Mobile Suspect Package Removal Unit), which houses BlastGard’s MBR 300, has been completed with stellar results and we are now in the process of ramping up production for this invaluable product. To date the product has been very well received by various Airport security personnel as well as Airport Bomb Squads. The MBR Gard Cart is an ideal pre-incident security technology for airport and rail transport security when dealing with bomb threats and suspicious objects or packages. The opportunity to reduce the “downtime” and mitigate the threat is critical for a busy airport or rail transport facility and therefore further validates the need for this exciting new product. It is anticipated that a full sales initiative will be launched over the next 90 days. The MBR Gard Cart, a novel approach to bomb removal, has been positioned as a niche entry to the market and has been priced to fit the budget of all Airports.

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is be used to create new, finished products or to retrofit to existing products. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400